Exhibit 99.1

Manitex International, Inc. Board of Directors Elects New Member

Ronald M. Clark, CIO, Allianz of America, Inc. Joins Manitex Board of Directors

Bridgeview, IL, December 20, 2010 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, announced today that its Board of Directors has elected Ronald M. Clark as a Director of the Company, effective December 20, 2010. He will become Chairman of the Audit Committee and will also serve on the Compensation Committee and the Committee on Directors and Board Governance. This appointment fills the vacancy that was created as a result of the passing of board member and Audit Committee Chairman, Terrence P. McKenna, on October 5, 2010 and satisfies the Nasdaq listing requirements well within the available cure period of Rule 5605(c)(4)(B).

Mr. Clark is the Chief Investment Officer of Allianz of America, Inc., (AZOA) which manages investments for North American insurance companies of Munich-based Allianz SE, one of the largest insurance and financial services companies in the world. Assets under management at AZOA exceed $70 billion and include bonds, common stocks, real estate and commercial mortgage loans. In addition to asset management, AZOA responsibilities have included advice and assistance in group mergers and acquisitions, internal and external financing activities, rating agency communications and capital market advice to group members. Mr. Clark has served on numerous boards and committees of AZOA and its affiliates as well as on committees and boards related to private investments or joint ventures involving AZOA group companies. He has an MBA in Finance and Real Estate, and a BS in Industrial Engineering, from the University of Wisconsin.

David J. Langevin, Chairman and CEO of Manitex International, Inc., commented, “Ron is a seasoned professional who brings a wealth of financial skills and exceptional capital markets experience to our board. We welcome his extensive expertise to an already solid Board of Directors and look forward to benefiting from his counsel as we continue to create value for our shareholders.”

Mr. Clark added, “Manitex has a portfolio of well-recognized niche brands and products that represent high quality and durability. I look forward to contributing to the company’s future growth and helping the executive team achieve its objectives and continuing to build and steward an outstanding and growing enterprise.”

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor

— more —

of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products and on December 31, 2009 we acquired the operating assets of Load King Trailers, an Elk Point, South Dakota manufacturer of specialized engineered trailers and hauling systems.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

###